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                                                                  EXHIBIT 11.01

                        INFORMATION STORAGE DEVICES, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      Six Months Ended
                                                                           June 30,
                                                              -----------------------------------
                                                                   1996                 1995
                                                              --------------     ----------------
Net income (loss)                                                ($1,785)              $ 2,413
                                                                 ========              =======
Weighted average common stock outstanding                          9,955                 7,319

Common stock equivalents:

       Stock options                                                  --                   846

       Warrants                                                       --                    16
                                                              --------------     ----------------
Total shares used in computing net income (loss) per share         9,955                 8,181
                                                              --------------     ----------------
Net income (loss) per share                                     ($   .18)             $    .29
                                                              --------------     ----------------